Exhibit 10W
                    LICENSE, ASSIGNMENT AND SUPPLY AGREEMENT

        AGREEMENT effective January 1, 1997, by and between PREMIER CONSUMER PRODUCTS, INC. ("PCP") and ADVANCED POLYMER SYSTEMS, INC. ("SYSTEMS") and its wholly-owned subsidiary, PREMIER, INC. ("PREMIER"), (PREMIER and SYSTEMS are hereafter collectively referred to as "APS").

                                     RECITAL

        A. APS is the owner of or possesses a license to the right in the Territory to make, use and sell in all fields the ExAct(R), Every Step(R), Neet(R) and Take-Off(R) Products (the "Licensed Products"), subject to certain obligations.

        B. APS is the owner of the Microsponge(R) System technology which is useful in the development of consumer products.

        C. PCP desires to obtain the right to manufacture, use, market and sell the Licensed Products, and APS is willing to grant to PCP such right on the terms and conditions set forth in this Agreement.

        IT IS, THEREFORE, AGREED as follows:

        1. Definitions.

        The terms defined in this Article 1 shall, for all purposes of this Agreement, have the following meanings:

        "Affiliate" shall mean any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated party but only for so long as such relationship exists. For the purposes of this section, "Control" shall mean ownership of at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of incorporation) of the shares of stock entitled to vote for directors in the case of a corporation and at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of domicile) of the interests in profits in the case of a business entity other than a corporation.

        "Effective Date" shall mean January 1, 1997.

        "ExAct Products" shall mean the acne treatment products currently sold by APS under the ExAct trademark and any and all improvements to the Microsponge System, Patent Rights or Know-How included therein that are made by or on behalf of APS or PCP prior to December 31, 2003.

        "Every Step Product" shall mean the foot powder product currently sold by APS under the Every Step trademark and any and all improvements in the Microsponge System, Patent Rights or Know-How included therein that are made by or on behalf of APS or PCP prior to December 31, 2003.

        "Know-How" shall mean all inventions, discoveries, trade secrets, and information, whether or not patented or patentable, together with all data, formulas, procedures and results, and improvements thereon, now or hereafter developed or acquired prior to December 31, 2003, by or on behalf of APS or PCP and proprietary or licensed with right to sublicense to APS, which relate to or are used in conjunction with the development, manufacture or use of the Microsponge System and Licensed Products.

        "Licensed Products" shall mean the ExAct, Every Step, Neet and Take-Off Products.

        "Manufacturing Equipment and Tooling" means the manufacturing equipment and tooling listed on Schedule I, which schedule shall not include any Microsponge System manufacturing equipment or tooling.

        "Microsponge System" shall mean a delivery system comprising highly cross-linked copolymer beads with a mean particle size between 15 and 30 microns and a loading capacity between 40 and 50 percent, having a network of pores and capable of containment and release as exemplified in U.S. Patents No. 4,690,825 and No. 5,145,675 and any and all improvements thereof.

        "Neet Agreement" shall mean the Trademark License and Product Development Agreement dated August 31, 1995, by and between Reckitt & Colman (Overseas) and Reckitt & Colman SA as the first party and PREMIER and SYSTEMS as the second party, a copy of which is attached as Exhibit A to this Agreement.

        "Neet Products" shall mean the cosmetic depilatory products included in "Licensed Products" as defined in the Neet Agreement.

        "Net Sales" shall mean amounts invoiced on sales of a Licensed Product or any other product described in Section 4.3 and subject to royalties thereunder by PCP, its Affiliates, sublicensees and permitted assigns to independent, unrelated third parties in bona fide arms-length transactions, less the following deductions actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to PCP, its Affiliates, or permitted assigns: (i) cash and quantity discounts in such amounts as are customary in the trade to the extent deducted from the invoiced price and set forth separately in the invoice; (ii) taxes on sales (such as sales or use taxes) to the extent added to the sales price and set forth separately as such in the total amount invoiced; (iii) value added taxes when included as part of the sales price and not refunded to tie payor; (iv) freight, insurance, and other transportation charges to the extent added to the sales price and set forth separately as such in the total amount invoiced; and (v) amounts repaid or credited by reason of rejections, defects or returns. Net Sales shall not include sales of a Licensed Product between or among PCP, its Affiliates, sublicensees and permitted assigns.

        "Patent Rights" shall mean any and all patent application or issued patent relating to the Microsponge System or to the Licensed Products or to methods for making or using such System or Licensed Product, which rights are owned or acquired by or licensed to APS and which are filed or have issued prior to or during the term of this Agreement in the United States or any foreign country or territory thereof, including any and all additions, continuations, continuations-in-part, or division thereof or any substitute application thereof, any reissue or extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent. All United States patents and patent applications and all foreign patents and applications currently within this paragraph and applicable to this Agreement are set forth in Exhibit B, which Exhibit shall be amended as necessary to reflect changes or additions to the APS Patent Rights.

        "Supply  Agreement"  shall  mean the  Supply  Agreement  referred  to in
Article 7 for the supply of this Microsponge System containing an active ingredient by APS to PCP, its Affiliates, sublicensees, and assigns.

        "Take-Off Products" shall mean disposable cloths integrated with a cleanser and primarily intended for removing make-up that have been formulated by APS and are currently sold by APS under the Take-Off trademark and any and all improvements to the Microsponge System, Patent Rights or Know-How included therein made by or on behalf of APS or PCP prior to December 31, 2003.

        "Territory" shall mean the United States and its possessions and Canada in the case of the ExAct and Every Step Products and the United States in the case of the Take-off and Neet Products.

        2.     Disclosure of Information.

               2.1 Upon execution of this Agreement and thereafter during the term hereof, each party shall disclose to the other, in confidence under the terms of Article 3 hereof, relevant technical information as the same shall become available, including information relating to the safety of the Microsponge System and any active ingredient incorporated therein to the extent necessary or useful to develop or manufacture a Licensed Product. APS shall, at the request of PCP and on a confidential basis subject to Article 3, allow PCP's personnel to visit its manufacturing and research facilities and to consult with its personnel, at mutually agreeable times, to discuss and review the technical information. All technical information heretofore or hereafter disclosed by APS to PCP relating to a Licensed Product shall be deemed to have been disclosed pursuant to this Agreement including, but not limited to, Article 3 hereof.

        3. Confidentiality. Except as specifically authorized by this Agreement, each party shall, for the term of this Agreement and for five years after its expiration or termination, keep confidential, not disclose to others and use only for the purposes authorized herein all technical information provided by the other under this Agreement; provided, however, that the foregoing obligations of confidentiality shall not apply to the extent that any information is (i) already known to the recipient at the time of disclosure as evidenced by its prior written records; (ii) published or publicly known prior to or after disclosure other than through unauthorized acts or omissions of the recipient; (iii) disclosed in good faith to the recipient by a third party entitled to make such disclosure; or (iv) independently developed by or on behalf of the recipient without recourse to the disclosure herein as documented in writing. Notwithstanding the aforesaid, the recipient may disclose information to governmental agencies as required by law, and to vendors having a need to know and as may be necessary for the recipient to perform its obligations hereunder and to actual and prospective acquirors of substantially all of a party's business of which this Agreement is a part, but only if such
disclosure  to  vendors  and  prospective  acquirors,   including  an  APS
toll manufacturer provided by APS pursuant to Section 7.3, is in accordance with a written agreement imposing essentially the same obligation of confidentiality on such party as is imposed upon the recipient hereunder.

        4. Product and Trademark Licenses; Royalties.

               4.1 APS hereby grants to PCP a license to make, have made, use and sell under the Patent Rights and Know-How (i) the ExAct and Every Step Products and respective trademarks in the United States and its possessions and Canada under their respective trademarks and (ii) the Take-Off Products under the Take-Off trademark in the United States; excluding, however, the Microsponge System included in any such Product which shall be separately supplied by APS to PCP and as to which the right to make and have made is specifically not licensed to PCP pursuant to this Section 4.1.

               4.2 APS hereby assigns to PCP all of its rights under the Neet Agreement, including the right to make, have made, use and sell the Neet Product under the Neet trademark in the United States pursuant to the Neet Agreement.

               4.3 Notwithstanding Sections 4.1 and 4.2 above, PCP may use the Every Step, ExAct, Neet (subject to the Neet Agreement) and/or Take-Off trademarks in connection with the sale of other products in the respective Territories in consideration of the payment of an earned royalty on Net Sales of any such other product as set forth in Section 4.6 through 4.10 hereof.

               4.4 The licenses set forth in Section 4.1 shall include the right to grant sublicensees and shall be exclusive in all fields of distribution in the respective Territories, provided, nevertheless, that APS may grant licenses in the applicable Territory to the ExAct Products but not to the ExAct trademark (i) to one other company such as Mary Kay for distribution in the market serviced by a distribution system utilizing representatives selling products directly to the general public, and
(ii) to other companies that promote the ExAct Products primarily through doctors and other medical professionals. Any such licenses by APS other than to PCP shall be subject to the condition that PCP shall have the first right of negotiation to manufacture the Product (but not the Microsponge System) for APS to supply the other licensees. Except as set forth in this Section 4.4, APS agrees that during the term of this Agreement it will not license or make available to any third party any rights in the Territory to make (other than to a subcontractor of APS), use or sell a Microsponge System containing benzoyl peroxide in or for use in a product for treatment of acne.

               4.5 If PCP's  manufacturing  rights become effective  pursuant to
Section 7.3 hereof, APS also hereby grants to PCP, and consents to PCP having, a license in its Territories, with the right to grant sublicenses, under APS Patent Rights and Know-How to make and have made the Microsponge System for inclusion only in a Licensed Product sold under the licensed trademark for such Product.

               4.6 In consideration for the licenses granted, and that may be granted for no additional royalty or consideration other than as set forth below in this Section 4.6, PCP will (i) pay to APS an earned royalty of ten percent of Net Sales of each Licensed Product other than the Neet Product and each other product described in Section 4.3 hereof and an earned royalty of seven percent of Net Sales of the Neet Product for a period of seven years from the Effective Date, provided, that the total cumulative royalties payable by PCP to APS on cumulative Net Sales as of the end of each twelve-month period beginning on the Effective Date shall be not less than the amounts set forth on Schedule II and provided, further, that if there should be an underpayment of minimum royalties in any twelve-month period, it may be made up by royalty-bearing Net Sales in the succeeding twelve-month period to the extent that such Net Sales exceed the level of Net Sales required to make the minimum royalty payment applicable to such succeeding twelve-month period, and, if not so made up, payment of the shortfall in royalties for the earlier twelve-month period shall be made with the first quarterly report after the end of the succeeding twelve-month period; and (ii) assume and timely perform all the obligations of PREMIER under the Neet Agreement accruing after the Effective Date, including but not limited to the payment of royalties under Article 6 of said agreement.

               4.7 Earned royalty payments under section 4.6 shall be made within 45 days following the end of each calendar quarter, and each payment shall include royalties which shall have accrued during said calendar quarter. Such quarterly payments shall be accompanied by a report setting forth separately the Net Sales of each Licensed Product sold during said calendar quarter in each country and the calculation of royalties payable for such calendar quarter. In addition, any underpayment of the minimum royalties set forth on Schedule II and not subsequently made up as set forth above shall be paid with the report for the last quarter of the twelve-month period following the twelve-month period in which the shortfall occurred.

               4.8 The remittance of royalties payable on Net Sales outside the United States shall be made to APS to the extent permitted by law in United States dollars at the free market rate of exchange of the currency, as published in the most recent issue of the Wall Street Journal, of the country from which the royalties are payable on the particular date the particular United States dollars are transmitted for payment as royalties, less any withholding or transfer taxes which are applicable. PCP shall supply APS with proof of payment of such taxes deducted from the royalties payable to APS and paid on APS' behalf.

               4.9 If the transfer or the conversion of all or a part of the remittance into the United States dollar equivalent in any such instance is not lawful or possible, the payment of such part of the royalties shall be made by the deposit thereof, in the currency of the country where the sale on which the royalty was based was made, to the credit and account of APS or its nominee in any commercial bank or trust company of APS' choice located in that country. Notification of such choice of bank or trust company shall be given to PCP at least thirty days prior to the date that any payment is due. Prompt notice of deposits by PCP shall be given to APS. APS also agrees that any tax burden levied by any country on payments due or made by PCP to APS under this Agreement shall be borne by APS.

               4.10 PCP and its Affiliates, licensees and permitted assigns shall keep and maintain records of Net Sales. Such records shall be open to inspection at any mutually agreeable time during normal business hours within two years after the royalty period to which such records relate by an independent certified public accountant (or the equivalent in countries other than the United States) reasonably acceptable to PCP but selected by APS. Said accountant shall have the right to examine the records kept pursuant to this Agreement and report findings of said examination of records to APS only insofar as it is necessary to evidence any error on the part of PCP. This right of inspection shall be exercised only once with respect to each country of sale for any calendar year. The cost of such inspection shall be borne by APS unless the result of such examination is the determination that Net Sales in a particular country have been understated by at least three percent for any calendar year in which event PCP shall bear the reasonable cost of such inspection for such country.

        5. Assignments; Returns.

               5.1 APS hereby assigns, transfers and sells to PCP all of its right, title and interest to:

                       (a)  All  ExAct,  Every  Step,   Take-Off  and  Neet  raw
material, work-in-process, finished product and packaging inventories to be listed on Schedule III promptly after

December 31, 1996, that are owned by APS and have a shelf life of at least twelve months on the Effective Date, which inventories shall not include any Microsponge System inventories.

                       (b) The Manufacturing Equipment and Tooling.

                       (c) All prepayments and credits for advertising and promotional materials.

                       (d) All of APS' rights to use the name "Premier, Inc." as a corporate name, and as part of this Agreement APS agrees to change the name of "Premier, Inc." forthwith upon the closing.

               5.2 In consideration of the assignments and transfers made by APS pursuant to Section 5.1, PCP agrees to pay to APS, in three equal installments on January 31, 1997, March 31, 1997, and April 30, 1997, the book value of the inventories, Machinery Equipment and Tooling and prepayments and credits for advertising and promotional materials so assigned and transferred, as shown on the books of APS maintained in accordance with generally-accepted accounting principles consistently applied, including write-offs and write-downs of obsolete and unmarketable inventories and other materials.

               5.3 Without limitation of any other rights PCP may have hereunder, APS agrees that if any Licensed Products are returned to PCP (i) which were sold by or for the account of APS prior to January 1, 1997 or (ii) as a result of a manufacturing or packaging defect existing when shipped from the APS warehouse, APS shall reimburse PCP in an amount equal to the payment or credit that PCP provides in respect of such returned Licensed

Products; provided, however, that in no case shall the amount of APS' reimbursement obligation hereunder exceed the sum of the invoice price of such returned Licensed Products plus reasonable costs associated with their return; and provided further that PCP shall use commercially reasonable efforts to resolve disputes with customers so as to minimize the amount and frequency of such returns. The amount to be reimbursed to PCP will be adjusted for all saleable finished Products which can be taken into inventory and valued in accordance with the prices set forth in Schedule III hereto.

        6. PCP Purchase Option.

               6.1 PCP shall have the exclusive option to purchase from APS all rights to make, have made, use and sell the Licensed Products (but not any Microsponge System included therein) and to the ExAct, Every Step and Take-Off trademarks in the Territories on December 31, 2003, by (i) payment to APS on December 31, 2003, of the excess, if any, of $7,000,000 over the total royalties paid by PCP to APS with respect to Net Sales (including minimum royalty payments) from the Effective Date through December 31, 2003, and (ii) PCP's agreement to pay to APS royalties as set forth in Section 4.6 on Net Sales of the Licensed Products and other products described in Section 4.3 hereof for an additional three years through December 31, 2006.

               6.2 PCP shall exercise the foregoing option by giving notice in writing to APS of its decision to do so not later than June 30, 2003. In the event PCP exercises the foregoing option, the parties shall enter into an asset purchase agreement containing seller representations, covenants and warranties equivalent to those contained in Article 12 hereof.

               6.3 In the event that PCP does not exercise the foregoing option,
(i) all of the licenses granted to PCP by APS under this Agreement shall terminate on December 31, 2003 and all such rights shall revert to APS and (ii) effective on such date PCP shall reassign to APS the right to make, have made, use and sell the Neet Product under the Neet trademark in the United States pursuant to the Neet Agreement.

        7. Manufacture and Supply.

               7.1 APS agrees to manufacture and supply to PCP, its Affiliates, sublicensees and any permitted assignee, and PCP, its Affiliates, sublicensees and any permitted assignee shall purchase from APS, their entire Microsponge System requirements for inclusion in Licensed Products including Licensed Products as to which PCP has purchased the rights pursuant to Section 6 above. Manufacturing by APS will be conducted to conform with good manufacturing practices as may be required from time to time by governmental regulations. It is intended that the items to be supplied shall be limited to Microsponge Systems shipped in bulk, unless otherwise requested by PCP for good business reasons and within the reasonable capabilities of APS.

               7.2 The parties shall enter into one or more appropriate Supply Agreements covering the manufacture and supply of Microsponge Systems for incorporation in Licensed Products. Each Supply Agreement shall include warranty of merchantability or fitness for use, appropriate provisions relating to price, minimum purchase requirements, specifications, record keeping, term, compliance with specifications and applicable governmental requirements, rights to audit and review cost, quality assurance procedures including optional on-site inspections, aid and assistance to PCP to set up its own manufacturing facility (either within or outside the United States) if permitted, provisions for reasonable notice to APS of supply requirements, and other appropriate terms for agreements of this type. With respect to price, APS will sell all items at no greater than 100 percent of its fully burdened cost of manufacture, calculated on the basis of manufacturing operations at 80 percent capacity and in accordance with generally-accepted accounting principles and other supply agreements between APS and PCP. Such agreement shall provide for the continuing purchase and supply of all of PCP'S, its Affiliates', sublicensees' and permitted assignees' requirements of such items. Each Supply Agreement shall be negotiated in an atmosphere of good faith and reasonableness.

               7.3 If APS is unable or shall otherwise fail to supply all of PCP's and its Affiliates', sublicensees' and permitted assignees' requirements of a particular Microsponge System as contemplated in the Supply Agreement described in Section 7.2 above, APS shall use its best efforts to provide for supply from third parties capable of supplying such items. Any such third party shall be a toll manufacturer who has agreed to essentially the same obligations of confidentiality as provided in Section 3 hereof. Such third parties shall demonstrate to PCP's satisfaction that they can supply PCP and its Affiliates', and permitted assignees' requirements for such Microsponge Systems for a continuous period of 90 days. The 180-day period referred to below shall commence only after such third parties shall fail to supply PCP's and its Affiliates' and permitted assignees' requirements after such 90-day period. In the event of APS supplying such items from such third parties, APS shall cause such items to be supplied to PCP at a price not to exceed 100 percent of APS' fully burdened cost of manufacture in its own manufacturing facility, calculated on the basis of manufacturing at 80 percent of capacity and in accordance with generally-accepted accounting principles. APS hereby grants to PCP, effective upon such failure continuing for 180 days, and PCP shall thereafter have a license under APS Patent Rights and Know-How to manufacture, or have manufactured, the particular Microsponge System. Such right and license shall continue without regard to whether APS shall thereafter become able or willing to supply all such requirements. Further, APS shall notify PCP of its inability or unwillingness to supply PCP with all of PCP's requirements of the Microsponge Systems as soon as APS is aware of such facts. The 90-day and 180-day periods referred to in this
Section 7.3 shall not be extended by the force majeure provisions of Section 18 hereof.

        8. Transitional Support. APS agrees that through April 30, 1997, it will make available to PCP its facilities and personnel to promote and distribute the Licensed Products in the same fashion as promoted and distributed prior to the Closing Date in order to provide an orderly transition of the business.

In consideration of such transition services, PCP will pay to APS monthly in advance the estimated fully-loaded cost to APS of such services. At the end of the transition period, the actual fully-loaded costs of such services will be computed by the parties and any underpayment will forthwith be paid to APS by PCP and any overpayment will forthwith be refunded by APS to PCP.

        9. Additional Products. At the option of PCP, APS agrees to negotiate in good faith from time to time for the development on behalf of PCP by APS, at APS' fully-loaded development cost, of additional 0-T-C consumer products for foot care or benzoyl peroxide products for treatment of acne that utilize APS' Microsponge System and any improvements thereof. Such obligation of APS shall be subject to any preexisting agreements of APS. In addition, APS shall consider at its option any request by PCP that APS develop on behalf of PCP other O-T-C consumer products that utilize APS' Microsponge System and any improvements thereof.

        10. Patents, Trademarks, Infringement.

               10.1 If in the opinion of either party any issued patent contained in APS Patent Rights has been infringed in the Territory by a product in competition with a Licensed Product or any trademark licensed hereunder has been infringed in the Territory by a third party, such party shall give to the other party notice of such alleged infringement, in which event APS may at its discretion take such steps as it may consider necessary to prosecute such infringement. If APS, after such notice, elects to bring suit, it shall be entitled to all damages recovered as a result of said infringement. If APS brings suit, other than with respect to the ExAct trademark in Canada, and is unable to terminate the infringement within two years from the date of original notice by PCP of the infringement, Licensed Product covered by such APS Patent Rights or trademark shall thereafter be treated for royalty purposes as if it were not covered by such APS Patent Rights or trademark for so long as the infringement continues. PCP shall have the right, at its own expense, to be represented by counsel in any such litigation. If APS, after such notice from PCP, elects not to bring suit, it shall notify PCP of such election within 30 days after receipt of such notice and PCP shall then have the right to bring suit at its own expense or, if APS does not diligently prosecute such suit in a manner reasonably necessary to protect the rights of PCP hereunder, PCP shall similarly have the right to assume prosecution of the suit at its own expense. PCP shall also have the right to bring suit if APS fails to institute suit within six months from the date of the original notice of infringement by PCP. In any litigation brought by PCP, PCP shall have the right to use and sue in APS' name, and APS shall have the right, at its own expense, to be represented by counsel. If PCP brings such suit, other than with respect to the ExAct trademark in Canada, all royalty obligations with respect to the Licensed Product competitive with the product reasonably believed to be infringing, on a country-by-country basis, shall be suspended and royalties permitted to accrue in a special account on PCP's books for that purpose. APS shall be entitled to be paid such royalties on termination of any such suit reduced by reasonablE litigation expenses incurred by PCP. If PCP receives any recovery or damages, said recovery or damages shall be retained by PCP. Neither party shall settle any such suit without the written consent of the other party if such settlement would impair or prejudice the rights of the other party.

               10.2 In the event PCP is sued by a third party charging infringement of a patent resulting from the manufacture, use or sale of a Microsponge System in a Licensed Product or an infringement of a third party's rights resulting from the use of a trademark pursuant to the license of a trademark hereunder (excluding, however, the use of the ExAct trademark in Canada), PCP shall promptly notify APS. During the pendency of such suit, PCP shall have the right to apply up to 50% of the royalties on such product in the country of suit due to APS from the alleged infringing Licensed Product against its litigation expenses reasonably incurred in such suit.

               10.3 In the event that, pursuant to a judgment in any suit claiming infringement of a patent or trademark of a third party by a Microsponge System incorporated in a Licensed Product, PCP is required to pay damages or a royalty to, grant a sublicense to, or enter into a cross-licensing arrangement with a third party as a result of such claimed infringement or in the event of a settlement of such suit consented to by APS (which consent shall not be unreasonably withheld) requiring damages or royalty payments to be made, sublicenses to be granted, or cross-licenses to be entered into, APS shall pay one-half of such damages or royalty payments.

               10.4 APS warrants that it is presently not aware of (i) any patents or patent applications owned by a third party and not licensed to APS and licensed or to be licensed to PCP hereunder which would be infringed by the practice of the presently existing Know-How or Patent Rights that are or may be licensed or sublicensed to PCP hereunder or by the manufacture, use or sale of the Microsponge System based thereon to be incorporated in a Licensed Product or, (ii) except for the right to use the ExAct trademark in Canada, any trademark owned by a third party and not licensed to APS that would be infringed by the sale in the Territory of a Licensed Product under its present trademark, nor has APS received any claims by third parties with respect to such matters.

        11. Ownership of Technology. The Microsponge System, including but not limited to Know-How as applicable to the Microsponge System, conceived or reduced to practice during the term of this Agreement or within one year after the term of this Agreement by Employees or agents of APS or PCP shall be the sole property of APS and may be licensed or transferred by APS for any purpose that is not inconsistent with its obligations under this Agreement but subject to the rights of PCP set forth herein.

        12. Warranties and Representations.

               12.1 APS warrants and represents that, to its knowledge, it has full right, title, and interest in and to or the right to practice all Know-How and Patent Rights relating to the Microsponge System and that it has the right to enter into the licenses and assignment set forth herein; that there are no outstanding written or oral agreements inconsistent with this Agreement; and that it is empowered to enter into this Agreement and grant the licenses and make the assignments provided herein without burdens, encumbrances, restraints, or limitations of any kind which could adversely affect the rights of PCP under this Agreement except as may be set forth herein.

               12.2 APS warrants and represents that it will prosecute and maintain the patent applications and patents included in APS Patent Rights and any federal and state trademark registrations set forth in Exhibit C hereto to the extent that they cover Licensed Products.

               12.3 APS warrants and represents that it knows of no rights of others that would impede PCP's ability to sell any Licensed Product except as provided in the Neet Agreement, provided that APS has approved in writing any claims to be made for the Licensed Products.

               12.4 APS warrants and represents that this Agreement covers substantially all of PREMIER's business of which the Licensed Products are a part, that the assignment is valid under the Neet Agreement and that by virtue of such assignment PCP will acquire all of PREMIER's rights under such Agreement. APS will promptly inform Reckitt & Colman Overseas and Reckitt & Colman S.A. of the assignment and secure an acknowledgement from them of the assignment and of PCP as the assignee.

               12.5 APS warrants and represents that any filings with and consents and approvals of any governmental agencies, including but not limited to the United States Food and Drug Administration, to the extent required in connection with the offer, shipment and sale of Licensed Products where presently sold in the applicable Territory have been obtained and are in full force and effect and will not expire or be adversely affected as a result of this Agreement.

        13. Indemnification. APS agrees to indemnify, defend and hold harmless PCP from and against any and all claims, costs, expenses, damages, losses, actions or liabilities in connection with injuries to persons and property caused or alleged to be caused by defects in or relating to Licensed Products manufactured or sold prior to the Effective Date or sold by APS to PCP hereunder for resale.

        14. Term. Unless sooner terminated as herein provided, this Agreement shall become effective on the Effective Date and shall continue in effect thereafter until terminated in accordance with the terms hereof.

        15. Termination.

               15.1 Either PCP or APS may terminate this Agreement and any licenses granted herein upon breach of any of the material terms herein by the other party (including failure to pay earned royalties when due) upon 45-days' prior written notice; provided that if during said 45 days the party so notified cures the breach complained of then this Agreement shall continue in full force and effect.

               15.2 Termination of this Agreement shall not terminate the obligations of PCP to make any payments pursuant to Sections

4.6 and 6.1 or the obligations of confidentiality imposed on either party.

        16. Publicity. Neither party will originate any publicity, news release, public comment or other public announcement, written or oral, whether to the press, to stockholders, or otherwise, relating to this Agreement, without the written consent of the other party (which consent shall not be unreasonably withheld), except for such announcement which in accordance with the advice of legal counsel to the party making such announcement is required by law. The party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made. Either party shall have the right to make such filings with governmental agencies as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate.

        17. Assignability.

               17.1 This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, provided, that in any event either party may assign this Agreement an Affiliate or to any party that acquires substantially all of such party's business of which this Agreement may be a part.

               17.2 No assignment permitted by this Article 17 shall serve to release either party from liability for the performance of its obligations hereunder.

        18. Notices. All notifications, demands, approvals and communications required to be made under this Agreement shall be validly given if and when made by mail prepaid and registered or certified (return receipt requested) addressed to the address of the party to whom directed (as herein set forth or the latest change thereof notified to the addressor). The parties hereto shall have the right to notify each other of changes of address during the life of this Agreement.

If to APS,                          ADVANCED POLYMER SYSTEMS, INC.
                                    3696 Haven Avenue
                                    Redwood City, California 94063
                                    Attention:  President

If to PCP,                          PREMIER CONSUMER PRODUCTS, INC.
                                    106 Grand Avenue
                                    P. O. Box 9610
                                    Englewood, New Jersey 07631
                                    Attention:  Chairman

        Any such notice mailed as aforesaid shall be deemed to have been received by and given to the addressee on the date specified on the notice of receipt and delivery returned to the sender.

               19. Force Majeure. In the event of any failure or delay in the performance by a party of any provision of this Agreement due to acts beyond the reasonable control of such party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, or compliance with or other action taken to carry out the intent or purpose of any law or regulation), then such party shall have such additional time to perform as shall be reasonably necessary under the circumstances. In the event of such failure or delay, the affected party will use its best efforts, consonant with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible.

        20. Miscellaneous.

               20.1 This Agreement is intended to define the full extent of the legally enforceable undertakings of the parties hereto with respect to the subject matter hereof, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Both parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby neither has relied upon any statements or representations, written or oral, other than those explicitly set forth in this Agreement.

               20.2 It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement which substantially affects the commercial basis of this Agreement shall be determined to be invalid or unenforceable, such provision shall be amended as hereinafter provided to delete therefrom or revise the portion thus determined to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision of this Agreement in the particular jurisdiction for which such determination is made. In such event, the parties agree to use reasonable efforts to agree on substitute provisions, which, while valid, will achieve as closely as possible the same economic effects or commercial basis as the invalid provisions, and this Agreement otherwise shall continue in full force and effect. If the parties cannot agree to such revision within 60 days after such invalidity or unenforceability is established, the matter may be submitted by either party to arbitration as provided in this Agreement to finalize such revision.

               20.3 The waiver by a party of any single default or breach or succession of defaults or breaches by the other shall not deprive either party of any right under this Agreement arising out of any subsequent default or breach.

               20.4 All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles of such state.

               20.5 Nothing in this Agreement authorizes either party to act as agent for the other party as to any matter. The relationship between APS and PCP is that of independent contractors.

               20.6 Any and all disputes between the parties relating in any way to the entering into of this Agreement and/or the validity, construction, meaning, enforceability, or performance of this Agreement or any of its provisions, or the intent of the parties in entering into this Agreement, or any of its provisions, or any dispute relating to patent validity or infringement arising under this Agreement shall be settled by arbitration. Such arbitration shall be conducted at New York, New York, if initiated by APS, or at Palo Alto, California, if initiated by PCP, in accordance with the rules then pertaining of the American Arbitration Association with a panel of three arbitrators. Each party shall select one arbitrator and the two selected arbitrators shall select the third arbitrator. If the two selected arbitrators cannot agree on a third arbitrator then the American Arbitration Association shall select said arbitrator from the National Panel of Arbitrators. Reasonable discovery as determined by the arbitrators shall apply to the arbitration proceeding. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The successful party in such arbitration, in addition to all other relief provided, shall be entitled to an award of all its reasonable costs and expenses including attorney costs. Both parties agree to waive, and the arbitrators shall have no right to award, punitive or consequential damages in connection with an arbitration proceeding hereunder.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized officers on the date first above written.


                         PREMIER CONSUMER PRODUCTS, INC.



                         By:________________________________

                         Title:_____________________________




                         ADVANCED POLYMER SYSTEMS, INC.

                         By:________________________________

                         Title:_____________________________




                         PREMIER, INC.



                         By:________________________________

                         Title:_____________________________




         The undersigned hereby guarantees the performance by Premier Consumer Products, Inc. of all of its obligations under the agreement set forth above.


                         LANDER CO., INC.



                         By: _______________________________

                         Title: ____________________________

                                    EXHIBIT B


                                  Patent Rights



USA Issued Patents -

         #4,690,825
         #5,145,675



Canadian Issued Patents -

         #128,355

                                    EXHIBIT C


                                   Trademarks



           Microsponge                        1,481,281

           EveryStep                          1,788,744

           ExAct Design                       1,971,569

           ExAct                              1,782,010

           Take-Off                           1,304,541

                                   SCHEDULE I


                       Manufacturing Equipment and Tooling

                                   SCHEDULE II


                            Minimum Royalty Schedule


                                              Cumulative Total
                                             Minimum Royalties
                                            ------------------
                     Year I                   $     525,000

                     Year II                      1,050,000

                     Year III                     1,700,000

                     Year IV                      2,350,000

                     Year V                       3,175,000

                     Year VI                      4,000,000

                     Year VII                     5,000,000



        In the event that the Neet Agreement should be terminated by Reckitt & Colman (Overseas) Limited and Reckitt & Colman SA in accordance with the provisions of Section 11.2 of the Neet Agreement:

               (i) the Minimum Royalties for Years IV through VII set forth above shall be reduced as follows:


                     Year IV                    $ 2,150,000

                     Year V                     $ 2,775,000

                     Year VI                    $ 3,400,000

                     Year VII                   $ 4,200,000


and in consideration of such reduction

               (ii) APS shall be  entitled  to retain any  termination  payments made by Reckitt & Colman (Overseas) Limited or Reckitt & Colman SA pursuant to Section 11.3 of the Neet Agreement.

                                  SCHEDULE III


                                   Inventories


                (To be prepared promptly after December 31, 1996)